UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 29, 2010

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 782,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

On October 29, 2010, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended September 30, 2010, which is furnished as Exhibit 99.01 and incorporated herein by reference.  As described in the press release, the Company reported earnings of $1.65 per diluted share for the quarter ended September 30, 2010 as compared to $1.40 per diluted share for the quarter ended September 30, 2009.  Earnings were higher primarily due to a higher gross margin at OG&E mainly due to warmer weather in OG&E’s service territory and the implementation of various riders associated with utility investments.  Earnings at Enogex were higher primarily due to higher natural gas liquids prices, an increase in processing volumes and record natural gas gathering volumes.

OG&E posted earnings of $1.43 per diluted share in the third quarter of 2010 as compared to $1.26 per diluted share in the third quarter of 2009.  Enogex posted earnings of $0.24 per diluted share in the third quarter of 2010 as compared to $0.18 per diluted share in the third quarter of 2009.  The holding company, including results from its marketing business, posted a loss of $0.02 per diluted share in the third quarter of 2010 as compared to a loss of $0.04 per diluted share in the third quarter of 2009. For further information, see the press release attached as Exhibit 99.01.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated October 29, 2010, announcing OGE Energy reports 3rd quarter results of $1.65 per diluted share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

October 29, 2010